                                                                 Exhibit 11.1

PAYLESS CASHWAYS, INC. AND SUBSIDIARY

COMPUTATION OF PER SHARE EARNINGS (LOSS)
---------------------------------------

(In thousands, except per share amounts)



                                                                                       Quarter and Year Ended
                                                                           ----------------------------------------------
                                                                           February 25,                      February 24,
                                                                              1995                              1994
                                                                           ------------                      ------------

PRIMARY
-------

Net loss                                                                   $    (3,864)                      $      (681)

           Less:
                Preferred stock dividends                                       (1,341)                           (1,239)
                                                                           ------------                      ------------

Net loss available to common shareholders                                  $    (5,205)                      $    (1,920)
                                                                           ------------                      ------------
Weighted average common and dilutive common
     equivalent shares outstanding                                              39,878  (1)                       39,628  (1)
                                                                           ------------                      ------------

Net loss per common share                                                  $      (.13)                      $      (.05)
                                                                           ============                      ============




FULLY DILUTED
-------------

Net loss                                                                   $    (3,864)                      $      (681)

           Less:
                Preferred stock dividends                                       (1,341)                               --
                                                                           ------------                      ------------

Net loss available to common shareholders                                  $    (5,205)                      $      (681)
                                                                           ------------                      ------------

Weighted average common and dilutive common
     equivalent shares outstanding                                              39,878  (1)                       39,628  (1)
                                                                           ------------                      ------------

Net loss per common share                                                  $      (.13)                      $      (.02)
                                                                           ============                      ============



(1) Due to a loss being incurred for the period, dilutive common equivalent shares have not been computed as the resulting earnings per share would be antidilutive.
